Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

Exhibit 99.2
CFO Review of Fiscal 2015 First Quarter Results

	Q1' FY14	Q4' FY14	Q1' FY15	Y/Y Chg	Seq. Chg
Sales	$6,345.5	$7,048.7	$6,839.6	$494.1	$(209.1)
Gross Profit	$735.2	$837.0	$795.5	$60.3	$(41.6)
GP Margin	11.6%	11.9%	11.6%	4 bps	(24) bps

SG&A Expenses	$544.1	$604.5	$583.9	$39.9	$(20.5)
SG&A as % of Sales	8.6%	8.6%	8.5%	(3) bps	(4) bps
SG&A as % of Gross Profit	74.0%	72.2%	73.4%	(60) bps	119 bps

GAAP Operating Income	$179.0	$204.5	$193.2	$14.2	$(11.3)
Adjusted Operating Income (1)	$199.5	$244.9	$223.7	$24.2	$(21.1)
Adjusted Operating Income Margin (1)	3.1%	3.5%	3.3%	13 bps	(20) bps

GAAP Net Income	$120.6	$186.3	$127.9	$7.3	$(58.3)
Adjusted Net Income (1)	$126.0	$160.1	$144.2	$18.2	$(15.9)

GAAP Diluted EPS	$0.86	$1.33	$0.91	5.8%	(31.6)%
Adjusted Diluted EPS (1)	$0.90	$1.14	$1.02	13.3%	(10.5)%

Return on Working Capital (ROWC) (1)	19.8%	22.0%	19.9%	8 bps	(212) bps
Return on Capital Employed (ROCE) (1)	10.4%	11.8%	10.6%	23 bps	(112) bps
Working Capital Velocity (1)	6.31	6.34	6.09	(0.22)	(0.25)

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.
Key Highlights

•
Sales for the first quarter of fiscal 2015, increased 7.8% year over year to $6.8 billion; organic sales (defined later in this document) increased 5.8% year over year and 5.6% excluding the translation impact of changes in foreign currency exchange rates (also referred to as “constant dollars” or “constant currency” and referenced to as “CC” in the graphs that follow), marking the fifth consecutive quarter of positive year-over-year organic growth.

◦	Sequentially, reported sales decreased 3.0% (2.1% in constant currency), which was in-line with normal seasonality, as strength at EM Asia was offset by weakness at TS Asia.

•	Gross profit margin was essentially flat year over year and decreased 24 basis points sequentially to 11.6% primarily due to the seasonal geographic mix shift to Asia at EM.

•	Adjusted operating income increased 12.2% to $223.7 million and adjusted operating income margin increased 13 basis points year over year primarily due to an improvement in the western regions at EM.

◦	Sequentially, adjusted operating income declined 8.6% and adjusted operating income margin decreased 20 basis points primarily due to the seasonal decline at both operating groups.

•	Adjusted diluted earnings per share of $1.02 increased 13.3% year over year, primarily due to the improvement in profitability at EM.

•
Cash used for operations was $40.7 million in the first fiscal quarter as working capital required to support organic growth offset better than expected profits. Cash flow generated from operations for the trailing twelve months increased by approximately 36% to $323.0 million.

•	During the first fiscal quarter, the Company increased its dividend by 7% and paid a cash dividend of $0.16 per share, or $22.1 million in total.

•
During the first fiscal quarter, the Company repurchased $17.8 million worth of stock or 423.4 thousand shares at an average price of $41.95. As of the end of the quarter, the Company had approximately $198.1 million remaining in the authorized share repurchase program.

Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

Sales

						Year-over-Year Growth Rates
	Q1' FY14	Q2' FY14	Q3' FY14	Q4' FY14	Q1' FY15	Reported	Organic (2)
Avnet, Inc.	$6,345.5	$7,421.9	$6,683.6	$7,048.7	$6,839.6	7.79%	5.79%
Excluding FX (1)						7.63%	5.64%

Electronics Marketing (EM) Total	$3,938.1	$4,154.8	$4,133.0	$4,318.4	$4,374.1	11.07%	7.79%
Excluding FX (1)						11.10%	7.82%
Americas	$1,199.7	$1,204.4	$1,193.6	$1,247.0	$1,214.0	1.19%	1.19%
EMEA	$1,097.9	$1,217.0	$1,385.8	$1,394.3	$1,302.5	18.64%	6.96%
Excluding FX (1)						18.03%	6.40%
Asia	$1,640.5	$1,733.4	$1,553.6	$1,677.1	$1,857.6	13.23%	13.23%

Technology Solutions (TS) Total	$2,407.4	$3,267.1	$2,550.6	$2,730.3	$2,465.5	2.42%	2.42%
Excluding FX (1)						1.96%	1.96%
Americas	$1,288.9	$1,859.2	$1,373.5	$1,562.9	$1,433.1	11.19%	11.19%
EMEA	$694.3	$936.0	$774.6	$746.5	$672.9	(3.08)%	(3.08)%
Excluding FX (1)						(5.81)%	(5.81)%
Asia	$424.2	$471.9	$402.5	$420.9	$359.5	(15.24)%	(15.24)%

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Organic sales as defined in this document.

•	Avnet, Inc. first quarter fiscal 2015 reported sales of $6.8 billion increased 7.8% year over year (7.6% in constant dollars) with both operating groups contributing towards this growth.

◦	Year-over-year organic sales increased 5.8% (5.6% in constant dollars), primarily due to contribution from all EM regions and TS Americas, partially offset by weakness at TS Asia and TS EMEA.

◦	On a sequential basis, organic sales decreased 2.1% in constant dollars, which was above expectations and in-line with normal seasonality of -4% to 0%.

Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

•
EM's first quarter fiscal 2015 reported sales of $4.4 billion increased 11.1% year over year (11.1% in constant dollars) and organic sales grew 7.8% (7.8% in constant dollars) driven by the strength in the Asia and EMEA regions.

•	EM's organic sales increased 2.3% sequentially in constant dollars, which is above expectations and normal seasonality of -3% to +1% primarily due to strength at EM Asia.

◦	Americas' sales increased 1.2% year over year and decreased 2.7% sequentially.

◦	EMEA's organic sales in constant dollars increased 6.4% year over year and decreased 3.6% sequentially.

◦
Asia's sales increased 13.2% year over year and increased 10.8% sequentially primarily due to an increase in select high volume supply chain engagements. This represents the fifth consecutive quarter of double digit organic year-over-year growth for EM Asia.

•	TS' sales increased 2.4% year over year (2.0% in constant dollars) to $2.5 billion, as strength in the Americas was partially offset by weakness in Asia and EMEA.

•	TS' sales decreased 9.2% sequentially in constant dollars, which is near the low end of normal seasonality of -10% to -5% as the September quarter tends to be the weakest quarter of the fiscal year.

◦	Americas' sales increased 11.2% year over year and decreased 8.3% sequentially.

◦	EMEA's sales in constant dollars decreased 5.8% year over year and 7.9% sequentially.

◦	Asia's sales decreased 15.2% year over year and 14.6% sequentially.

•	At a product level, year-over-year growth in software, services and networking and security, was partially offset by a decline in computing components.

Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

Gross Profit

	Q1' FY14	Q2' FY14	Q3' FY14	Q4' FY14	Q1' FY15	Y/Y Change
Gross Profit	$735.2	$848.6	$804.9	$837.0	$795.5	$60.3
Gross Profit Margin	11.59%	11.43%	12.04%	11.87%	11.63%	4 bps

•	Gross profit of $795.5 million, increased 8.2% year over year and declined 5.0% sequentially.

◦
Gross profit margin of 11.6% was essentially flat with the year ago quarter and decreased 24 basis points sequentially primarily due to the seasonal geographic mix shift at EM as Asia grew to represent 42.5% of EM sales as compared with 38.8% in the June quarter.

•
EM gross profit margin increased 12 basis points from the year ago quarter primarily due to the inclusion of the MSC acquisition in the EMEA region, partially offset by a decrease in the Asia region due to a greater percentage of select high volume supply chain engagements. Gross profit margin decreased 57 basis points sequentially due to the seasonal weakness in the western regions.

•	TS gross profit margin decreased 22 basis points year over year primarily due to a decline in the Americas region partially offset by the improvements in the Asia and EMEA regions.

Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

Operating Expenses

	Q1' FY14	Q2' FY14	Q3' FY14	Q4' FY14	Q1' FY15	Y/Y Change
Selling, General and Administrative Expenses	$544.1	$598.6	$594.0	$604.5	$583.9	$39.9
Amortization of Intangible Assets and Other	(8.4)	(13.2)	(12.9)	(12.3)	(12.2)	(3.8)
Adjusted SG&A Expenses	$535.7	$585.4	$581.1	$592.2	$571.7	$36.1
Adjusted SG&A Expenses as a % of Gross Profit	72.9%	69.0%	72.2%	70.7%	71.9%	(100) bps

•
Adjusted selling, general and administrative expenses (“SG&A expenses”) were $571.7 million in the first quarter of fiscal 2015, an increase of $36.1 million, or 6.7%, from the first quarter of fiscal 2014.

◦
The year-over-year increase consisted primarily of (i) an increase of approximately $33.0 million related to expenses from acquired businesses, (ii) an increase of approximately $1.5 million related to the translation impact of changes in foreign currency exchange rates between the periods, and (iii) an increase of $1.6 million due to net increases in SG&A expenses to fund organic growth and other costs, which were substantially offset by realization of cost savings from prior restructuring actions.

◦
Sequentially, adjusted SG&A expenses declined $20.4 million or 3.5% of which $14.1 million was related to the synergies from the MSC acquisition and other cost reduction actions and approximately $6.3 million related to the translation impact of changes in foreign currency exchange rates between periods.

•	Adjusted SG&A expenses as a percentage of gross profit decreased 100 basis points to 71.9% from the year ago quarter.

◦
EM SG&A expenses as a percent of gross profit decreased 103 basis points from the year ago quarter and 36 basis points sequentially. The year-over-year decline is primarily due to improved operating leverage from increased gross profits and the impact of restructuring actions taken.

◦
TS SG&A expenses as a percent of gross profit increased 207 basis points sequentially and 12 basis points from the year ago quarter. The sequential increase is primarily due to the seasonal decline in sales.

Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

Operating Income

	Q1' FY14	Q2' FY14	Q3' FY14	Q4' FY14	Q1' FY15	Y/Y Chg
Avnet, Inc. Operating Income	$179.0	$221.6	$184.8	$204.5	$193.2	$14.2
Adjusted Operating Income (1)	$199.5	$263.2	$223.8	$244.9	$223.7	$24.2
Adjusted Operating Income Margin (1)	3.14%	3.55%	3.35%	3.47%	3.27%	13 bps

Electronics Marketing (EM) Total
Operating Income	$175.8	$171.7	$193.4	$207.0	$202.7	$26.9
Operating Income Margin	4.46%	4.13%	4.68%	4.79%	4.63%	17 bps

Technology Solutions (TS) Total
Operating Income	$62.6	$120.2	$60.9	$74.1	$62.4	$(0.2)
Operating Income Margin	2.60%	3.68%	2.39%	2.71%	2.53%	(7) bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•
Avnet, Inc. adjusted operating income of $223.7 million increased 12.2% year over year primarily due to an increase at EM. Sequentially, adjusted operating income decreased 8.6% primarily due to the seasonal decline in sales.

◦	Avnet adjusted operating income margin of 3.3% increased 13 basis points year over year and decreased 20 basis points sequentially.

•
EM operating income margin increased 17 basis points from the year ago quarter to 4.6% primarily due to an increase in profitability in the western regions. Sequentially, operating income margin decreased 16 basis points, primarily due to a seasonal decline in the Americas partially offset by an increase in Asia related to higher sales.

•
TS operating income margin decreased 7 basis points from the year ago quarter and 18 basis points sequentially primarily due to a decline in the Americas and Asia regions partially offset by improvements in the EMEA region.

Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

Interest Expense, Other Income (Expense) and Income Taxes

	Q1' FY14	Q2' FY14	Q3' FY14	Q4' FY14	Q1' FY15	Y/Y Change
Interest Expense	$(27.0)	$(28.2)	$(25.3)	$(24.3)	$(23.4)	$3.6
Other Income (Expense)	$0.8	$(4.8)	$2.5	$(4.6)	$(1.5)	$(2.3)

GAAP Income Taxes	$51.3	$63.7	$51.1	$(10.6)	$40.4	$(11.0)
Adjusted Income Taxes (1)	$47.3	$66.3	$56.9	$59.2	$54.7	$7.4
GAAP Effective Tax Rate	29.8%	33.8%	31.0%	(6.1)%	24.0%	(587) bps
Adjusted Effective Tax Rate (1)	27.3%	28.8%	28.3%	27.0%	27.5%	20 bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•
Interest expense of $23.4 million declined $3.6 million from the year ago quarter. The decrease in interest expense was primarily due to the repayment at maturity of the 5.875% Notes due March 15 2014, and a corresponding lower average borrowing rate.

•
The Company recognized $1.5 million of other expense compared with $0.8 million of other income in the first quarter of fiscal 2014. The increase was primarily due to an increase in foreign exchange losses in the first quarter of fiscal 2015 compared to the first quarter of fiscal 2014.

•
The GAAP effective tax rate was 24.0% in the first quarter of fiscal 2015 as compared with 29.8% in the first quarter of fiscal 2014. During the first quarter of fiscal 2015, the Company's effective tax rate was favorably impacted by the mix of income in lower tax rate jurisdictions.

Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

Net Income and EPS

	Q1' FY14	Q2' FY14	Q3' FY14	Q4' FY14	Q1' FY15	Y/Y Change
GAAP Net Income	$120.6	$124.9	$113.9	$186.3	$127.9	$7.3
Adjusted Net Income (1)	$126.0	$163.9	$144.1	$160.1	$144.2	$18.2

GAAP Diluted EPS	$0.86	$0.89	$0.81	$1.33	$0.91	5.8%
Adjusted Diluted EPS (1)	$0.90	$1.17	$1.03	$1.14	$1.02	13.3%

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•
GAAP net income increased by $7.3 million year over year to $127.9 million or $0.91 per share on a diluted basis, primarily due to the increase in operating income discussed above, partially offset by the gain in legal settlement included in the prior year.

•	Adjusted net income for the first quarter of fiscal 2015 was $144.2 million, or $1.02 per share on a diluted basis.

◦	On an adjusted basis, net income and diluted earnings per share increased from the year ago quarter by 14.4% and 13.3%, respectively, primarily due to the improvement in operating income at EM.

◦	Adjusted diluted earnings per share of $1.02 decreased $0.12 or 10.5% sequentially due to the seasonal decline in profitability.

Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

Working Capital

	Q1' FY14	Q2' FY14	Q3' FY14	Q4' FY14	Q1' FY15	Y/Y Change
Accounts Receivable	$4,820.1	$5,708.3	$4,983.9	$5,220.5	$5,060.5	$240.4
Inventories	$2,510.8	$2,549.3	$2,510.3	$2,613.4	$2,705.4	$194.6
Accounts Payable	$(3,184.1)	$(3,704.5)	$(3,207.0)	$(3,402.4)	$(3,301.5)	$(117.4)
Working Capital	$4,146.8	$4,553.1	$4,287.2	$4,431.5	$4,464.4	$317.6
Working Capital Velocity(1)	6.31	6.78	5.93	6.34	6.09	(0.22)

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•
Working capital (accounts receivable plus inventories less accounts payable) increased $317.6 million year over year and $340.8 million, or 8.2% when adjusted for acquisitions and the translation impact of changes in foreign currency exchange rates. The year-over-year increase was primarily due to the increase in sales at EM.

◦
On a sequential basis, working capital increased $32.9 million and $146.1 million or 3.3% when adjusted for the translation impact of changes in foreign currency exchange rates, primarily due to an increase in inventories to support the sales growth at EM as well as select high volume supply chain engagements in EM Asia that will be fulfilled in the December quarter.

•	Working capital velocity decreased 0.25 turns sequentially, primarily due to the seasonal decline in sales, and decreased 0.22 turns from the year ago quarter due to an increase in working capital.

•
Inventories increased $194.6 million and $168.1 million or 6.7% when adjusted for acquisitions and the translation impact of changes in foreign currency exchange rates primarily to support the sales growth at EM.

◦	On a sequential basis, inventories increased $92.0 million and $163.5 million or 6.3% after adjusting for acquisitions and the translation impact of changes in foreign currency exchange rates.

Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

Returns

	Q1' FY14	Q2' FY14	Q3' FY14	Q4' FY14	Q1' FY15	Y/Y Change
Return on Working Capital (ROWC) (1)	19.84%	24.04%	19.86%	22.04%	19.92%	8 bps
Return on Capital Employed (ROCE) (1)	10.40%	12.84%	10.70%	11.75%	10.63%	23 bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•
ROWC for the first quarter of fiscal 2015 was 19.9%, an increase of 8 basis points year over year and a decrease of 212 basis points sequentially. The sequential decrease was primarily due to the seasonal decline in operating income at both operating groups.

•	ROCE of 10.6% increased 23 basis points year over year and decreased 112 basis points sequentially.

Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

Cash Flow

	Q1' FY14	Q2' FY14	Q3' FY14	Q4' FY14	Q1' FY15	Y/Y Change
Net Income	$120.6	$124.9	$113.9	$186.3	$127.9	$7.3
Non-Cash Items	$81.4	$76.7	$51.9	$46.1	$84.4	$3.0
Working Capital and Other	$(328.2)	$(229.6)	$192.3	$(198.9)	$(253.0)	$75.2
Cash Flow from Operations	$(126.2)	$(28.0)	$358.1	$33.5	$(40.7)	$85.5
TTM CF from Operations	$489.0	$134.6	$470.7	$237.4	$323.0	$(166.1)

•
During the first quarter of fiscal 2015, cash flow used for operations was $40.7 million primarily due to the working capital investment in organic growth. The trailing twelve months cash flow generated from operations increased 36% to $323.0 million.

•
During the first quarter of fiscal 2015, the Company repurchased 423.4 thousand shares at an average price of $41.95 under the $750 million share repurchase program. As of the end of the quarter, the Company had approximately $198.1 million remaining in the share repurchase program. Through the first three weeks of the second fiscal quarter, the Company has repurchased approximately $55 million of shares.

•	During the quarter, the Company increased its dividend by 7% and paid a dividend of $0.16 per share, or $22.1 million in total.

•
Cash and cash equivalents at the end of the quarter were $814.4 million, of which $746.6 million was held outside the United States; net debt (total debt less cash and cash equivalents) was approximately $1.3 billion.

Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

Forward-Looking Statements
This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may differ materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Organic Sales
Organic sales is defined as reported sales adjusted for the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented.

Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). Management believes organic sales is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for (i) restructuring, integration and other expenses, and (ii) amortization of acquired intangible assets and other, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and diluted EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting income tax expense and (iii) the gain on legal settlement is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results for the investing public.
Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

•
ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

Avnet, Inc. Q1 Fiscal Year 2015
$ in millions - except per share data
October 23, 2014

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP. A reconciliation of the GAAP financial measures to the non-GAAP financial measures is included in the Company’s press release dated October 23, 2014 (Exhibit 99.1) in this Current Report on Form 8-K.